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                                                                    EXHIBIT 99.4



SALTON COMPLETES STOCK ISSUANCE AND DEBT REPURCHASE

LAKE FOREST, Ill.--December 28, 2006--Salton, Inc. (NYSE:SFP) announced today that the company has (a) issued 701,600 shares of common stock to Harbinger Capital Partners Master Fund I, Ltd. for an aggregate purchase price of $1,754,000 or $2.50 per share; and (b) used the proceeds therefrom to repurchase from Harbinger $1,754,000 of the company's outstanding senior subordinated notes due 2008. The company granted Harbinger certain registration rights in connection with the stock issuance.

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the results of Salton's previously announced exploration of strategic alternatives; Salton's ability to repay or refinance its indebtedness as it matures and satisfy the redemption obligations under its preferred stock; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.